As filed with the Securities and Exchange Commission on December 20, 2019

Registration No. 333-35245

Registration No. 333-55838

Registration No. 333-116528

Registration No. 333-137273

Registration No. 333-162888

Registration No. 333-181585

Registration No. 333-196252

Registration No. 333-218036

Registration No. 333-231546

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-35245

FORM S-8 REGISTRATION STATEMENT NO. 333-55838

FORM S-8 REGISTRATION STATEMENT NO. 333-116528

FORM S-8 REGISTRATION STATEMENT NO. 333-137273

FORM S-8 REGISTRATION STATEMENT NO. 333-162888

FORM S-8 REGISTRATION STATEMENT NO. 333-196252

FORM S-8 REGISTRATION STATEMENT NO. 333-218036

FORM S-8 REGISTRATION STATEMENT NO. 333-231546

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-181585

Under

THE SECURITIES ACT OF 1933

CARRIZO OIL & GAS, INC.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	64-0844345
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2000 W. Sam Houston Parkway S., Suite 2000 Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.

2017 INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.

(Full Title of the Plans)

Michol L. Ecklund

Senior Vice President, General Counsel and Corporate Secretary

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

(Name and Address of Agent for Service)

(281) 589-5200

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Sean T. Wheeler, P.C.

Lanchi D. Huynh

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

United States

(713) 836-3600

* Pursuant to the Agreement and Plan of Merger, dated as of July 14, 2019 (as amended), by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc. (“Carrizo”), Carrizo merged with and into Callon (the “Merger”) on December 20, 2019, with Callon surviving the Merger. Callon is Carrizo’s successor-in-interest as a result of the Merger. Carrizo’s state of incorporation was Texas and its I.R.S. Employer Identification Number was 76-0415919.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to that certain Agreement and Plan of Merger, dated as of July 14, 2019 (as amended), by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”), Carrizo merged with and into Callon (the “Merger”) on December 20, 2019, with Callon surviving the Merger. As a result of the Merger, Callon is Carrizo’s successor-in-interest.

Callon (as Carrizo’s successor-in-interest, the “Registrant”) has terminated all offerings of Carrizo’s securities pursuant to Carrizo’s existing registration statements. Accordingly, the Registrant is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed by Carrizo with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of Carrizo’s common stock, par value $0.01 per share (the “Common Stock”), registered but unsold or otherwise unissued under the following Registration Statements:

1.	Registration Statement on Form S-8 (File No. 333-35245), filed on September 9, 1997, registering 1,000,000 shares of Common Stock under the Incentive Plan of Carrizo Oil & Gas, Inc.;

2.	Registration Statement on Form S-8 (File No. 333-55838), filed on February 16, 2001, registering 500,000 shares of Common Stock under the Incentive Plan of Carrizo Oil & Gas, Inc.;

3.	Registration Statement on Form S-8 (File No. 333-116528), filed on June 16, 2004, registering 850,000 shares of Common Stock under the Incentive Plan of Carrizo Oil & Gas, Inc.;

4.	Registration Statement on Form S-8 (File No. 333-137273), filed on September 13, 2006, registering 450,000 shares of Common Stock under the Incentive Plan of Carrizo Oil & Gas, Inc.;

5.	Registration Statement on Form S-8 (File No. 333-162888), filed on November 4, 2009, registering 1,595,000 shares of Common Stock under the Incentive Plan of Carrizo Oil & Gas, Inc.;

6.

Registration Statement on Form S-8 (File No. 333-181585), filed on May 22, 2012, and amended on May 30, 2012, registering 2,850,000 shares of Common Stock under the Incentive Plan of Carrizo Oil & Gas, Inc.;

7.	Registration Statement on Form S-8 (File No. 333-196252), filed on May 23, 2014, registering 3,577,500 shares of Common Stock under the Incentive Plan of Carrizo Oil & Gas, Inc.;

8.	Registration Statement on Form S-8 (File No. 333-218036), filed on May 16, 2017, registering 2,675,000 shares of Common Stock under the 2017 Incentive Plan of Carrizo Oil & Gas, Inc.; and

9.	Registration Statement on Form S-8 (File No. 333-231546), filed on May 16, 2019, registering 6,750,000 shares of Common Stock under the 2017 Incentive Plan of Carrizo Oil & Gas, Inc.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements. These Post-Effective Amendments are being filed in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 20, 2019.

CALLON PETROLEUM COMPANY (as successor-in-interest to Carrizo Oil & Gas, Inc.)

By:	/s/ Michol L. Ecklund
Name:	Michol L. Ecklund
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.